Example Template : 77O



DEUTSCHE GLOBAL GROWTH FUND

N-Sar March 1, 2014 - August 31, 2014

Security Purchased	Cusip 	"Purchase/
Trade Date"	 Size (Shr) of Offering 	Offering Price
of Shares	Total ($) Amt of Offering	 Amt of
shares Purch by Fund 	% of Offering Purchased by
Fund	% of Funds Total Assets	Brokers	Purchased
From
Trinet Group Inc.	896288107	3/27/2014
	$16.00	$429,952	26,872	0.17%
	JPM, MS ,DB	JPM
Arista Networks Inc.	04013106	6/6/2014
	$43.0	$80,410	1,870	0.04%
	MS, DB, CITI 	CITI
Polypipe Group PLC	GBOOBKRC5K31
	4/11/2014		$4.18	$2,968,320
	709,905	0.59%		DB, NUMIS
	NUMIS